FIRST CHOICE HEALTH NETWORK, INC.
				EMPLOYMENT AGREEMENT

	This agreement is made by and between First Choice Health Network, Inc. (hereinafter referred to as "Employer"), and Ross D. Heyl (hereinafter referred to as "Heyl"), this 1st day of March, 1994.

	WHEREAS, Employer desires to secure the services of Heyl for three (3) years as an employee of First Choice Health Network, Inc., and whereas Heyl desires to accept such employment;

	NOW, THEREFORE, in consideration of the material advantages accruing to the parties herein and the mutual covenants contained herein, the parties agree as follows:

	1.   CAPACITY OF EMPLOYMENT AND GENERAL DUTIES,
Heyl will render full-time professional services to Employer in the capacity of Vice President, Marketing of Employer's corporation for the three (3) year term of this contract beginning March 1, 1994.

He will, at all times, faithfully, industriously, and to the best of his ability, perform all duties that may be required of him by virtue of his position as Vice President, Marketing and all duties set forth by Employer and to the reasonable satisfaction of the President & CEO.

Heyl is hereby vested with authority to act on behalf of First Choice in keeping with corporate policies, as amended from time to time. In addition, he shall perform in the same manner any special duties assigned or delegated to him by the President & CEO.

	2. COMPENSATION. In consideration for these services as Vice President, Marketing, Employer agrees to pay Heyl Eighty Thousand Dollars ($80,000) per annum as base salary (Payable in twenty-four (24) equal installments) for the initial term under this contract.

	Heyl's base compensation for the duration of this contract will be increased annually, a minimum of 3% per year. Increases to base salary will be effective on Heyl's adjusted anniversay date of employment (January 1). Actual increase amount will be determined and authorized by the President.

	In addition, Heyl will be eligible for an incentive compensation bonus, the terms and criteria of which will be determined by the President & CEO. Potential bonus award will be structured to provide a maximum of 20% of base pay according to performance achieved against pre-determined targets.

	3.   LEAVE DAYS, HOLIDAY AND OTHER BENEFITS.

	(a) Heyl shall be entitled to twenty-four (24) days of compensated leave time (personal leave days) in each of the contract years. At the end of the first calendar quarter of Heyl's tenth (10th) year of employment (June 30, 1995) he will receive one additional leave day, giving Heyl twenty-five (25) vacation days per year. A maximum of fifteen (15) leave days can be carried over from one year to the next; any additional days must either be used in the current calendar year or lost.

	(b) Heyl shall be entitled to nine (9) paid holidays per year, which include those holidays observed by other employees of Employer, and two (2) floating holidays which must be used in the year in which they are received and may not be carried over into the next calendar year.

	(c) Heyl will be permitted to be absent from Employer during working days to attend professional meetings in the United States and to attend to such outside professional duties in the health care and/or insurance fields as have been mutually agreed upon between him and the President & CEO. Attendance at such approved meetings and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time.

	(d) Employer shall reimburse Heyl for all expenses incurred by him incident to attendance at approved professional meetings, and reimburse him for such business and entertainment expenses incurred by Heyl in furtherance of Employer's interests, provided, however, that such reimbursement is consistent with policies of Employer and approved by the President & CEO.

	(e)  Pay Heyl Four Hundred Sixteen Dollars and Sixty-Seven
Cents ($416.67) per month as an allowance for business use of a personal automobile, reviewing for annual adjustment.

	(f) Provide Heyl with an employer-paid parking space in the office building.


	4. 401K RETIREMENT PLAN. Heyl shall be entitled to participate in the Employer-sponsored 401K tax-deferred retirement savings plan. The Employer-matching provision will be effective immediately upon Heyl's enrollment in the plan.

	5.  PROFESSIONAL AFFILIATIONS.  Employer agrees to pay dues to professional associations and societies and to such service organizations and clubs of which Heyl is a member, approved by the President & CEO as being in the best interests of the Employer.


	6.   INSURANCE BENEFITS AND MISCELLANEOUS BENEFITS.
Employer also agrees to:

	(a) provide throughout the term of this contract, a group life insurance policy for Heyl in an amount equivalent to two times his annual salary, payable to the beneficiary of his choice. This coverage shall be provided through the carrier which provides group coverage for Employer.

	(b) provide comprehensive health/major medical, long-term disability, and dental insurance for Heyl and his dependents through the same Employer group coverage carrier as provided to other employees.

	7.  TERMINATION OF EMPLOYMENT.  The President & CEO may, in its discretion, terminate Hey's duties as Vice President, Marketing.  After such termination, all rights, duties, and obligations of both parties shall cease except that
Employer shall continue to pay Heyl, as an agreed-upon termination payment, his then monthly salary for the month in which his duties were terminated and for six (6) consecutive months thereafter or until Heyl secures other employment, whichever occurs first.

	No agreed-upon termination payment shall be made if Heyl is terminated for theft, dishonesty, conviction of a felony, illegal substance use, alcohol addiction, gross neglect of duty, or conduct unbefitting a person in this position.

	After notification of termination and until Employer's obligations cease under this agreement or Heyl obtains other employment, whichever occurs sooner, Heyl shall not be required to perform any duties for Employer or come to the offices of Employer. During the period in which termination payments are being made, Employer agrees to keep Heyl's group life, long-term disability, and medical insurance coverage paid up and in effect so long as permitted under the applicable contracts of insurance.

	In the event Employer terminates Heyl on the basis of gross neglect of duty or conduct unbefitting a person acting in the capacity of Vice President, Marketing and the parties are in disagreement whether the conduct complained of constitutes gross neglect or unbefitting conduct, the parties agree to submit to binding arbitration the issue of whether or not the conduct complained of constitutes gross neglect of duty or unbefitting conduct. The arbitrator shall be a person familiar with health care management and related issues. The parties shall first attempt to select a mutually acceptable arbitrator; if the parties are unable to mutually agree upon an arbitrator, each party shall select an arbitrator of their choice. The arbitrators selected by each party shall, in turn, select a third arbitrator who shall arbitrate this issue and this decision shall be binding upon the parties.

	8. In the event Employer merges with, acquires, or is sold to another entity or business and it can reasonably be found the Heyl is no longer substantially performing the duties of the Vice President, Marketing of Employer, Heyl shall have the right, in his complete discretion, to terminate this contract by written notice delivered to the President.
After such termination, all rights, duties and obligations of both shall cease except that Employer shall continue to pay Heyl his then monthly salary for the month in which his duties were terminated, and for six (6) consecutive months thereafter or until Heyl secures other employment, whichever first occurs, as the agreed-upon termination payment.

During this period, Heyl shall not be required to perform any duties for Employer or come to the offices of Employer. During the period in which such termination payments are being made, Employer agrees to keep Heyl's group life, long-term disability, and medical insurance coverage paid up and in effect, to the extent permitted under the applicable benefit plan and contracts.

	9. Should Heyl in his discretion elect to terminate this contract for any other reason than as stated in Paragraph 7 or 8, he shall give the President & CEO thirty (30) days' written notice of his decision to terminate. At the end of those thirty (30) days, all rights, duties, and obligations of both parties of the contract shall cease.

	10. Heyl acknowledges that he has been entrusted with confidential information regarding Employer's operations, management, business strategy, and marketing, including Employer's financial, operational and marketing policies and procedures and Employer's Agreements and relationships with shareholders and other service providers, insurers, claim administrators, and brokers. Heyl also acknowledges that Employer has developed specialized techniques, procedures, and computer programs for assessing and assuring the quality of its operation and service to its constituents and that such techniques, procedures and programs, together with the information derived thereby, constitute proprietary trade secrets.

	Heyl promises not to disclose or make any private use of such confidential information and trade secrets during the term of this agreement or at any time other managed care organization owned or operated in geographical areas served by Employer, for a period of nine (9) months after voluntary termination of this agreement by Heyl.

	If, at the expiration of the term of this contract, Employer offers a new contract to Heyl the terms of which are no less favorable than the terms of this contract, and Heyl does not accept such offer, then Heyl hereby agrees not to accept employment by or to be associated with any other managed care organization owned and operated in geographical areas served by Employer, for a period of twelve (12) months following the expiration of this contract.

	If, at the expiration of the term of this contract, Employer does not offer Heyl a new contract on terms not less favorable than this contract, the non-competition provisions of the preceding paragraph shall not apply.

	11.  INDEMNIFICATION.   Employer shall indemnify Heyl against
expenses actually and necessarily incurred by him in connection with defense or settlement of any action, suit, or proceeding in which he is made a party by reason of being or having been Vice President, Marketing of the corporation, except in relation to matters as to which Heyl shall be adjudged in any such action, suit, or proceeding liable for misconduct in the performance of duty, all as provided in the Articles of Incorporation and/or Bylaws of Employer. Employer shall purchase and maintain comprehensive general, contingent, professional, and directors and officers liability insurance subject to reasonable availiability on behalf of Heyl against any liabilities, or settlement based on asserted liability incurred by Heyl for reason of being or having been Vice President, Marketing of Employer, whether or not Employer would have the power to indemnify Heyl against such liability or settlement under the provisions of this section.

	12.  EXTENSIONS AND RENEWALS.   Negotiations for the extension of this
contract, or for agreement on the terms of a new contract, shall be completed or the decision made not to negotiate a new contract made, not later than the end of the eleventh (11th) month of the final contract year.
By mutual agreement of the parties, this contract and all its terms and conditions may be extended from year to year or for a term beyound its initial term by simple letter exchanged between the parties at any time during the contract term.

	13. ENTIRE AGREEMENT.   This contract constitutes the entire agreement
between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements and contracts, either oral or written, between the parties with respect to the subject matter hereof.

	14.  MODIFICATION OF TERMS.   Except as otherwise specifically provided,
the terms and conditions of this contract may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by the President & CEO and Heyl.

	15.  SEVERABILITY.   The invalidity or unenforceability of any particular
provision of this contract shall not affect its other provisions, and this contract shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

	16.  BINDING EFFECT.   This agreement shall be binding upon and inure
to the benefit of Employer, its successors and assigns, and shall be binding upon Heyl, his administrators, executors, legatees, heirs and assigns.

	17.  APPLICABLE LAW.   This agreement shall be construed and enforced
under and in accordance with the laws of the State of Washington.

	18.  COSTS OF ENFORCEMENT.   Should either party be required to take
action to enforce the terms of the agreement or the rights and oblications hereunder, the prevailing party shall be entitled to recover its costs of enforcement, including court costs, reasonable attorney's fees, and arbitration fees.

	DATED this ___1st______day of ___March, 1994__________________.

	FIRST CHOICE HEALTH NETWORK, INC.



	__/s/ James G. Stumpfel_________
	By James G. Stumpfel
	President & CEO


	/s/ Ross D. Heyl___
	ROSS D. HEYL